Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements of CASI Pharmaceuticals, Inc. on Forms S-8 (File Nos. 333-185737, 333-188042 and 333-101617) and Forms S-3 (File Nos. 333-80193, 333-84907, 333-76824, 333-104380, 333-110604, 333-122309, 333-133190, 333-132715, 333-151542, 333-167754, 333-182803, 333-200927, and 333-207304) of our report, dated March 28, 2016 on our audits of the consolidated financial statements of CASI Pharmaceuticals, Inc., as of December 31, 2015 and 2014 for the years then ended, included in this Annual Report on Form 10-K of CASI Pharmaceuticals, Inc. for the year ended December 31, 2015.

/s/ CohnReznick LLP

Roseland, New Jersey
March 28, 2016